Exhibit 99.1


PRESS RELEASE                        Source: Par Pharmaceutical Companies, Inc.

PAR PHARMACEUTICAL NAMES GERARD A. MARTINO CHIEF FINANCIAL OFFICER Thursday March 16, 8:30 am ET

SPRING VALLEY, N.Y., March 16 /PRNewswire-FirstCall/ -- Par Pharmaceutical Companies, Inc. (NYSE: PRX - News) today announced that Gerard A. Martino has been named vice president and chief financial officer. He was also appointed a corporate officer by Par's board of directors. Mr. Martino joins Par from Schering-Plough Corporation where he served as vice president, global materials management. Mr. Martino managed an organization dedicated to providing logistics, customer service and production planning services for Schering-Plough's global pharmaceutical business. In addition, his organization was responsible for implementing world class global strategic sourcing strategies at Schering-Plough. Prior to this, he was vice president of finance, reporting, planning and compliance, for Schering's U.S. pharmaceutical business. He will report to President and Chief Executive Officer Scott Tarriff. Mr. Martino succeeds Dennis J. O'Connor, who, as vice president, administration, will be responsible for special projects and continue to report to Mr. Tarriff. "Par is fortunate to have attracted an experienced financial executive of Jerry's caliber," said Mr. Tarriff. "I am confident that his broad financial and leadership skills, and extensive pharmaceutical industry experience will greatly benefit Par as our company grows and develops a new line of business." Mr. Martino joined Schering-Plough in 1994 as assistant controller, responsible for financial reporting, forecasting and planning. He progressed through a series of positions of increasing responsibility, including vice president, corporate business development, and vice president, finance, Animal Health Division. Prior to joining Schering-Plough, Mr. Martino was responsible for internal and external reporting at Ryder System, Inc. He began his career in 1983 with Deloitte & Touche LLP where he progressed to senior audit manager. Mr. Martino graduated with a B.S. in accounting from Montclair State University and is a certified public accountant. Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced Megace(R) ES, its first branded pharmaceutical product, and expects to launch its second in 2006. Par's Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 110 generic drugs. For press release and other company information, visit http://www.parpharm.com.


------------------------------
        Source: Par Pharmaceutical Companies, Inc.